Exhibit 99.1

Coty Expands Its Future Shareholder Returns, Alongside Expected Capital Structure Improvement

Coty Starting to Hedge Stock Price for Expected Buyback in CY25 of Around $200M, Adding to Previously Announced $200M Hedged Buyback in CY24
Coty to Continue its Disciplined Deleveraging Trajectory Towards 2x by CY25

NEW YORK – December 12, 2022 -- Coty Inc. (NYSE: COTY) today announced it is entering into agreements with several banks to start hedging a planned share buyback program of approximately $200 million in calendar year 2025. This program adds to the Company’s previously announced $200 million hedged buyback in CY24. Coty anticipates continued strong free cash flow generation and steady deleveraging progress in the coming years, continuing to target leverage towards 4x exiting CY22, towards 3x exiting CY23, and towards 2x CY25.

Similar to the initial program announced in June 2022, Coty has entered into total return swaps in respect of its Class A Common Stock with several banks to hedge its potential exposure at around prevailing stock price trading levels over the applicable hedging periods for a planned share buyback program of approximately $200 million. Any total return swap settled in shares would be covered by the Company’s existing share repurchase authorization.

About Coty Inc.
Founded in Paris in 1904, Coty is one of the world’s largest beauty companies with a portfolio of iconic brands across fragrance, color cosmetics, and skin and body care. Coty serves consumers around the world, selling prestige and mass market products in more than 130 countries and territories. Coty and our brands empower people to express themselves freely, creating their own visions of beauty; and we are committed to making a positive impact on the planet. Learn more at coty.com or on LinkedIn and Instagram.

Cautionary Note Regarding Forward-looking Statements
The statements contained in this press release include certain “forward-looking statements” within the meaning of the securities laws. These forward-looking statements reflect Coty’s current views with respect to, among other things, its leverage targets and deleveraging plans, future equity distribution and share repurchase plans, as well as its outlook, expected guidance, trends and strategic information. These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “are going to,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “should,” “outlook,” “continue,” “target,” “aim,” “potential” and similar words or phrases. These statements are based on certain assumptions and estimates that Coty considers reasonable and are not guarantees of Coty’s future performance, but are subject to a number of risks and uncertainties, many of which are beyond Coty’s control, which could cause actual events or results to differ materially from such statements, including the factors identified in “Risk Factors” included in Coty’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and its subsequent quarterly reports on Form 10-Q. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this press release, and Coty does not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

For more information, please contact:

Investor Relations
Olga Levinzon
212-389-7733
Olga_Levinzon@cotyinc.com

Media
Antonia Werther
+31 621 394495
Antonia_Werther@cotyinc.com